EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SodaStream International Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd. of our report dated April 14, 2013, with respect to the consolidated balance sheets of SodaStream International Ltd. and subsidiaries as of December 31, 2012 and 2011 and as of January 1, 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal controls over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 20-F of SodaStream International Ltd.

As discussed in Note 2C to the financial statements, the Company determined that as of January 1, 2012 its functional currency and the Group’s presentation currency changed from Euro (EUR) to USD.

In 2012, the Group acquired SodaStream Nordics AB, which operates the distribution channels in the Nordics and Baltic region, and management has excluded this company’s internal control over financial reporting from its assessment of the effectiveness of the Group’s internal control over financial reporting as of December 31, 2012. SodaStream Nordics AB constitutes $55,272 thousand of total assets and $46,067 thousand of revenue included in the consolidated financial statements of the Group as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of SodaStream Nordics AB.

By:	/s/ Somekh Chaikin
Name: Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Tel Aviv, Israel

April 14, 2013